CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK AMENDS TERMS OF REVOLVING CREDIT FACILITY
Facility Extended to June 2010

Paoli, Pa., June 22, 2005—AMETEK Inc. (NYSE: AME) announced that it has amended the terms of its $300 million Revolving Credit Facility. The facility will now expire in June 2010. Prior to the extension, the facility was due to expire in January 2009. As part of this amendment, AMETEK lowered its cost of capital, reduced the number of financial covenants, and eased or removed other financial restrictions.

John Molinelli, Executive Vice President and Chief Financial Officer, said, “The Revolving Credit Facility is a key part of our financing structure. Amending the terms of the facility provides AMETEK with improved access to capital and the flexibility to support our growth plans, including our successful acquisition strategy.”

JPMorgan was lead arranger and bookrunner and serves as Administrative Agent for the twelve-bank syndicate. Bank of America, N.A., PNC Bank National Association, SunTrust Bank, and Wachovia Bank, N.A. serve as Syndication Agents.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of approximately $1.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.